Exhibit 99.1

News Release

MMC REPORTS THIRD QUARTER 2008 RESULTS

GAAP EPS Declines Due to Gain on Sale of Putnam Investments in 2007

Third Quarter Adjusted EPS Flat With Prior Year

NEW YORK, November 5, 2008 — Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the third quarter ended September 30, 2008.

In the quarter, consolidated revenue was $2.8 billion, up 5 percent from the third quarter of 2007. Revenue growth was 2 percent on an underlying basis, which measures the change in revenue before the impact of acquisitions and dispositions, using consistent currency exchange rates. For the nine months ended September 30, consolidated revenue was $8.9 billion, an increase of 8 percent, or 3 percent on an underlying basis, from the comparable period in 2007.

Year-over-year net income comparisons were affected by MMC’s gain of $1.9 billion, net of tax, on the divestiture of Putnam Investments in August 2007, reflected in discontinued operations. In the third quarter of 2008, MMC’s net loss was $8 million, or $.02 per share, compared with net income of $1.9 billion, or $3.60 per share, last year. Income from continuing operations in the third quarter of 2008, net of tax, was $18 million, or $.03 per share, compared with $80 million, or $.15 per share, last year. Third quarter 2008 results include an increase in professional liability reserves of $33 million, or $.04 per share, due to a recent adverse decision affecting Marsh.

On an adjusted basis, as presented in the attached supplemental schedules, earnings per share in the third quarter of 2008 was $.21 per share, flat with last year. Adjusted earnings per share was $1.08 for the first nine months compared with $1.09 in 2007.

MMC’s results for the nine months ended September 30, 2008 include the previously reported non-cash goodwill impairment charge of $540 million in the Risk Consulting and Technology segment. This resulted in a net loss of $153 million, or $.30 per share. In the comparable period of 2007, net income was $2.4 billion, or $4.31 per share, reflecting the gain on the divestiture of Putnam Investments.

Brian Duperreault, president and chief executive officer of MMC, said: “I am pleased with MMC’s solid performance, not only in the third quarter but also throughout the year. Results for the quarter were driven by continued improvement at Marsh. Guy Carpenter’s alignment of expenses with revenue levels enabled it to maintain profitability on a year-over-year basis. Mercer reported excellent performance, with strong revenue growth across its businesses as well as margin improvement and increased profitability. Oliver Wyman had a difficult quarter due to adverse economic and financial market conditions. Kroll’s growth in profitability was driven by its risk mitigation and litigation support businesses. Looking at our progress to date, I am encouraged by MMC’s operating results, and optimistic about the future.”

Risk and Insurance Services

MMC’s Risk and Insurance Services segment revenue in the third quarter of 2008 was $1.3 billion, an increase of 1 percent from the third quarter of 2007. For the first nine months of 2008, segment revenue was $4.2 billion, an increase of 4 percent from the prior year. The operating loss in the third quarter of 2008 was $28 million, including charges for noteworthy items of $97 million and the increase in professional liability reserves of $33 million. In the third quarter, adjusted operating income, which excludes only noteworthy items, increased to $69 million from $5 million last year, due to Marsh’s improved operating performance.

Marsh’s revenue in the third quarter was $1.1 billion, an increase of 3 percent from last year, or 1 percent on an underlying basis. The strongest underlying growth was in Asia Pacific, with 11 percent growth; EMEA, with 4 percent growth; and Latin America, with

3 percent growth. Marsh’s client revenue retention in the quarter improved on a year-over-year basis, continuing the trend seen throughout the year. New business remained strong in the current quarter, at levels consistent with the year-ago period. Marsh’s third quarter results were achieved in an environment of continued price competition in the global commercial property and casualty insurance marketplace.

Reinsurance premium rates continued to decline globally in the third quarter across most coverages, with clients’ risk retention levels remaining high. Guy Carpenter’s third quarter revenue declined 9 percent to $205 million, compared with the prior year’s quarter. Restructuring efforts and continuing cost discipline have better aligned revenue and expense levels, allowing Guy Carpenter’s profitability on an adjusted basis to remain unchanged compared with the third quarter of 2007.

Consulting

MMC’s Consulting segment revenue grew 9 percent to $1.3 billion in the third quarter of 2008. Operating income was $157 million, an increase of 6 percent from $148 million in the third quarter of 2007. For the first nine months of 2008, segment revenue grew 12 percent to $4 billion.

Mercer increased revenue 12 percent to $951 million in the third quarter, with strong revenue growth achieved throughout its operations. On an underlying basis, revenue increased 10 percent in the quarter. Mercer’s consulting operations, with revenue of $691 million, had underlying growth of 11 percent; outsourcing, with revenue of $183 million, had 7 percent growth; and investment consulting and management, with revenue of $77 million, had 12 percent growth. Mercer’s underlying revenue growth through the first nine months of the year was 9 percent.

Oliver Wyman’s revenue increased 1 percent to $377 million in the third quarter and declined 5 percent on an underlying basis due to ongoing adverse global economic and financial market conditions. For the first nine months of 2008, Oliver Wyman’s underlying revenue growth was 1 percent.

Risk Consulting and Technology

MMC’s Risk Consulting and Technology segment revenue declined 2 percent to $254 million in the third quarter of 2008. Operating income was $28 million, compared with $29 million in the prior year’s quarter. For the first nine months of 2008, segment revenue grew 7 percent to $792 million.

Kroll’s revenue of $218 million in the third quarter increased 4 percent from the year-ago quarter and declined 1 percent on an underlying basis. On an underlying basis, a 12 percent increase in Kroll’s risk mitigation and response business and a 3 percent increase in the litigation support and data recovery business were offset by a decline of 15 percent in background screening. Kroll’s operating income increased by 14 percent in the quarter.

Revenue for the segment’s corporate advisory and restructuring business was $36 million in the third quarter, a decline of 25 percent from the prior year. This led to an operating loss in the quarter.

Other Items

MMC had an investment loss in the third quarter of 2008 of $23 million, or $.03 per share, primarily due to mark-to-market declines in private equity investments.

The loss in discontinued operations, net of tax in the third quarter of 2008 primarily results from tax adjustments related to the Putnam sale. An increase in the effective tax rate in the third quarter of 2007, which resulted from the unfavorable impact of tax rate changes in the United Kingdom and Germany, affected last year’s results by approximately $.04 per share.

MMC’s liquidity remains strong. At the end of the third quarter of 2008, cash and cash equivalents were $1.5 billion, an increase of $300 million for the quarter. Net debt, which is total debt less cash and cash equivalents, was $2.1 billion at the end of the third quarter of 2008, compared with $2.4 billion at the end of the second quarter of 2008. MMC has no commercial paper or bank loans outstanding, and its next debt maturity is in June 2009.

Conference Call

A conference call to discuss third quarter 2008 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial 877 857 6144. Callers from outside the United States should dial 719 325 4744. The access code for both numbers is 8454332. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event at the same web address.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; Oliver Wyman, the management consultancy; and Kroll, the risk consulting firm. With more than 55,000 employees worldwide and annual revenue exceeding $11 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: changes in our business strategies and methods of generating revenue; the development and performance of our services and products; market and industry conditions, including competitive and pricing trends; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy and share repurchase programs; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; the impact of changes in accounting rules; and changes in senior management.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•	the challenges we face in achieving profitable revenue growth and improving operating margins at Marsh;
•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

•

the impact on risk and insurance services commission revenues of changes in the availability of, and the premiums insurance carriers charge for, insurance and reinsurance products, including the impact on premium rates and market capacity attributable to catastrophic events;

•

the impact on renewals in our risk and insurance services segment of pricing trends in particular insurance markets, fluctuations in the general level of economic activity and decisions by insureds with respect to the level of risk they will self-insure;

•	revenue fluctuations in risk and insurance services relating to the effect of new and lost business production and the timing of policy inception dates;
•	the impact on our consulting segment of pricing trends, utilization rates, the general economic environment and legislative changes affecting client demand;
•

the impact of competition, including with respect to pricing, the emergence of new competitors, and the fact that many of Marsh’s competitors are not constrained in their ability to receive contingent commissions;

•	the impact of current financial market conditions on our results of operations and financial condition;
•	the potential impact of legislative, regulatory, accounting and other initiatives which may be taken in response to the current financial crisis;
•

our exposure to potential liabilities arising from errors and omissions claims against us, including claims of professional negligence in providing actuarial services, such as those alleged by the Alaska Retirement Management Board against Mercer;

•

the ultimate economic impact on MMC of contingencies described in the notes to our financial statements, including the risk of a significant adverse outcome in the shareholder lawsuit against MMC concerning the late 2004 decline in MMC’s share price;

•

our ability to meet our financing needs by generating cash from operations and accessing external financing sources, including the impact of current economic conditions on our cost of financing or ability to borrow;

•	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;
•	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;
•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from, the businesses we acquire;
•	the impact on net income of foreign exchange and/or interest rate fluctuations;
•	changes in applicable tax or accounting requirements;
•

potential income statement effects from the application of FIN 48 (“Accounting for Uncertainty in Income Taxes”) and SFAS 142 (“Goodwill and Other Intangible Assets”), including the effect of any subsequent adjustments to the estimates MMC uses in applying these accounting standards;

•

the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which we operate, particularly given the global scope of our businesses and the possibility of conflicting regulatory requirements across the jurisdictions in which we do business; and

•	other risks detailed from time to time in MMC’s filings with the Securities and Exchange Commission.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of MMC’s most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.

Consolidated Statements of Income

(In millions, except per share figures)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenue	$2,838	$2,716	$8,925	$8,262

Expense:
Compensation and Benefits	1,811	1,778	5,524	5,109
Other Operating Expenses	957	822	2,697	2,462
Goodwill Impairment Charge	-	-	540	-
Total Expense	2,768	2,600	8,761	7,571

Operating Income	70	116	164	691

Interest Income	10	30	40	64

Interest Expense	(54)	(65)	(165)	(211)

Investment Income (Loss)	(23)	78	(31)	163

Income Before Income Taxes and Minority Interest Expense	3	159	8	707

Income Taxes	(18)	75	142	251

Minority Interest Expense, Net of Tax	3	4	8	8

Income (Loss) from Continuing Operations	18	80	(142)	448

Discontinued Operations, Net of Tax	(26)	1,865	(11)	1,942

Net Income (Loss)	$ (8)	$1,945	$ (153)	$2,390

Basic Net Income (Loss) Per Share – Continuing Operations	$ 0.04	$0.15	$(0.28)	$0.82
— Net Income (Loss)	$(0.02)	$3.64	$(0.30)	$4.39

Diluted Net Income (Loss) Per Share – Continuing Operations	$ 0.03	$0.15	$(0.28)	$0.81
– Net Income (Loss)	$(0.02)	$3.60	$(0.30)	$4.31

Average Number of Shares Outstanding – Basic	513	534	514	545
— Diluted	523	540	514	553
Shares Outstanding at 9/30	514	520	514	520

Marsh & McLennan Companies, Inc.

Supplemental Information – Revenue Analysis

Three Months Ended

(Millions) (Unaudited)

	Three Months Ended			Components of Revenue Change
			% Change	Acquisitions/
	September 30,		GAAP	Currency	Dispositions	Underlying
	2008	2007	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$1,070	$1,037	3%	2%	-	1%
Guy Carpenter	205	226	(9)%	1%	-	(10)%
Total Risk and Insurance Services	1,275	1,263	1%	2%	-	(1)%

Consulting
Mercer	951	844	12%	1%	1%	10%
Oliver Wyman Group	377	374	1%	2%	4%	(5)%
Total Consulting	1,328	1,218	9%	1%	2%	6%

Risk Consulting & Technology
Kroll	218	210	4%	-	5%	(1)%
Corporate Advisory and Restructuring	36	48	(25)%	(3)%	-	(22)%
Total Risk Consulting & Technology	254	258	(2)%	(1)%	4%	(5)%

Total Operating Segments	2,857	2,739	4%	1%	1%	2%

Corporate Eliminations	(19)	(23)

Total Revenue	$2,838	$2,716	5%	2%	1%	2%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

	Three Months Ended			Components of Revenue Change
			% Change	Acquisitions/
	September 30,		GAAP	Currency	Dispositions	Underlying
	2008	2007	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$ 370	$ 345	7%	3%	-	4%
Asia Pacific	110	96	15%	4%	-	11%
Latin America	65	60	9%	11%	(5)%	3%
Total International	545	501	9%	5%	(1)%	5%
U.S. and Canada	525	536	(2)%	-	-	(2)%
Total Marsh	$ 1,070	$ 1,037	3%	2%	-	1%

Mercer:
Retirement	$ 299	$ 255	17%	1%	5%	11%
Health and Benefits	238	210	13%	1%	-	12%
Other Consulting Lines	154	140	10%	2%	(1)%	9%
Total Mercer Consulting	691	605	14%	1%	2%	11%
Outsourcing	183	171	7%	-	-	7%
Investment Consulting & Management	77	68	13%	-	1%	12%
Total Mercer	$ 951	$ 844	12%	1%	1%	10%

Kroll:
Litigation Support and Data Recovery	$ 82	$ 69	18%	1%	14%	3%
Background Screening	65	78	(16)%	(1)%	-	(15)%
Risk Mitigation and Response	71	63	12%	-	-	12%
Total Kroll	$ 218	$ 210	4%	-	5%	(1)%

Notes
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Interest income on fiduciary funds included in revenue amounted to $40 million and $53 million for the three months ended September 30, 2008 and 2007, respectively.

Marsh & McLennan Companies, Inc.

Supplemental Information – Revenue Analysis

Nine Months Ended

(Millions) (Unaudited)

	Nine Months Ended			Components of Revenue Change
			% Change	Acquisitions/
	September 30,		GAAP	Currency	Dispositions	Underlying
	2008	2007	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$3,508	$3,303	6%	4%	-	2%
Guy Carpenter	682	735	(7)%	2%	-	(9)%
Total Risk and Insurance Services	4,190	4,038	4%	4%	-	-

Consulting
Mercer	2,835	2,486	14%	4%	1%	9%
Oliver Wyman Group	1,162	1,079	8%	4%	3%	1%
Total Consulting	3,997	3,565	12%	4%	1%	7%

Risk Consulting & Technology
Kroll	678	604	12%	1%	6%	5%
Corporate Advisory and Restructuring	114	136	(16)%	(1)%	-	(15)%
Total Risk Consulting & Technology	792	740	7%	1%	5%	1%

Total Operating Segments	8,979	8,343	8%	4%	1%	3%

Corporate Eliminations	(54)	(81)

Total Revenue	$8,925	$8,262	8%	4%	1%	3%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

	Nine Months Ended			Components of Revenue Change
			% Change	Acquisitions/
	September 30,		GAAP	Currency	Dispositions	Underlying
	2008	2007	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$ 1,402	$ 1,261	11%	7%	-	4%
Asia Pacific	328	279	17%	8%	-	9%
Latin America	173	158	10%	13%	(5)%	2%
Total International	1,903	1,698	12%	8%	-	4%
U.S. and Canada	1,605	1,605	-	1%	-	(1)%
Total Marsh	$3,508	$3,303	6%	4%	-	2%

Mercer:
Retirement	$ 922	$ 800	15%	4%	4%	7%
Health and Benefits	700	623	12%	3%	-	9%
Other Consulting Lines	420	371	13%	4%	(1)%	10%
Total Mercer Consulting	2,042	1,794	14%	4%	2%	8%
Outsourcing	553	499	11%	3%	(1)%	9%
Investment Consulting & Management	240	193	24%	5%	-	19%
Total Mercer	$2,835	$2,486	14%	4%	1%	9%

Kroll:
Litigation Support and Data Recovery	$ 257	$ 196	31%	2%	19%	10%
Background Screening	206	224	(8)%	-	-	(8)%
Risk Mitigation and Response	215	184	16%	2%	-	14%
Total Kroll	$ 678	$ 604	12%	1%	6%	5%

Notes
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Interest income on fiduciary funds included in revenue amounted to $123 million and $149 million for the nine months ended September 30, 2008 and 2007, respectively.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Three Months Ended September 30

(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures,” within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income; adjusted operating margin and adjusted income, net of tax.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP. MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income and Adjusted Operating Margin

Adjusted operating income is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income. The following table identifies these noteworthy items and reconciles adjusted operating income to GAAP operating income, on a consolidated and segment basis, for the three months ended September 30, 2008 and 2007. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate	Total
Three Months Ended September 30, 2008
Operating income	$ (28)	$157	$ 28	$ (87)	$ 70
Add impact of noteworthy items:
Restructuring Charges (a)	68	1	-	49 (b)	118
Settlement, Legal and Regulatory (c)	15	-	-	-	15
Accelerated Amortization/Depreciation	14	-	-	-	14
Operating income adjustments	97	1	-	49	147

Adjusted operating income	$ 69	$158	$ 28	$ (38)	$217

Operating margin	N/A	11.8%	11.0%	N/A	2.5%
Adjusted operating margin	5.4%	11.9%	11.0%	N/A	7.6%

Three Months Ended September 30, 2007
Operating income	$(11)	$148	$29	$(50)	$116
Add impact of noteworthy items:
Restructuring Charges (a)	3	-	-	11	14
Settlement, Legal and Regulatory (c)	12	-	-	-	12
Accelerated Amortization/Depreciation	1	1	-	1	3
Operating income adjustments	16	1	-	12	29

Adjusted operating income	$ 5	$149	$29	$(38)	$145

Operating margin	N/A	12.2%	11.2%	N/A	4.3%
Adjusted operating margin	0.4%	12.2%	11.2%	N/A	5.3%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to cost reduction activities.

(b) Represents future rent and other real estate costs to exit five floors in MMC’s New York headquarters building.

(c) Reflects legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, including indemnification of former employees for legal fees.

Noteworthy items exclude a credit of $10 million for a payment received in the third quarter of 2008 from U.S. Investigations Services Inc. in connection with the hiring of MMC’s former CEO. This amount was recorded in operating income as a reduction of corporate expense. Noteworthy items also exclude a $33 million charge in the third quarter of 2008 to increase professional liability reserves recorded in risk and insurance services. These items are therefore included in both operating income and adjusted operating income.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Nine Months Ended September 30

(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures,” within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income; adjusted operating margin and adjusted income, net of tax.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP. MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income and Adjusted Operating Margin

Adjusted operating income is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income. The following table identifies these noteworthy items and reconciles adjusted operating income to GAAP operating income, on a consolidated and segment basis, for the nine months ended September 30, 2008 and 2007. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate	Total
Nine Months Ended September 30, 2008
Operating income	$356	$473	$(470)	$(195)	$164
Add impact of noteworthy items:
Restructuring Charges (a)	129	1	7	67 (b)	204
Settlement, Legal and Regulatory (c)	38	-	-	-	38
Goodwill Impairment Charge	-	-	540	-	540
Other	3	-	-	-	3
Accelerated Amortization/Depreciation	14	-	-	-	14
Operating income adjustments	184	1	547	67	799

Adjusted operating income	$540	$474	$ 77	$(128)	$963

Operating margin	8.5%	11.8%	N/A	N/A	1.8%
Adjusted operating margin	12.9%	11.9%	9.7%	N/A	10.8%

Nine Months Ended September 30, 2007
Operating income	$292	$445	$ 83	$(129)	$691
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	31	1	-	22	54
Settlement, Legal and Regulatory (c)	38	-	-	-	38
Accelerated Amortization/Depreciation	9	6	-	4	19
Other (d)	-	-	-	(14)	(14)
Operating income adjustments	78	7	-	12	97

Adjusted operating income	$370	$452	$ 83	$(117)	$788

Operating margin	7.2%	12.5%	11.2%	N/A	8.4%
Adjusted operating margin	9.2%	12.7%	11.2%	N/A	9.5%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to cost reduction activities.

(b) Restructuring charges include $49 million of future rent and other real estate costs to exit five floors in MMC’s New York Headquarters building.

(c) Reflects legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, including indemnification of former employees for legal fees.

(d) Represents an adjustment related to the separation of former MMC senior executives.

Noteworthy items exclude a credit of $10 million for a payment received in the third quarter of 2008 from U.S. Investigations Services Inc. in connection with the hiring of MMC’s former CEO. This amount was recorded in operating income as a reduction of corporate expense. Noteworthy items also exclude a $33 million charge in the third quarter of 2008 to increase professional liability reserves recorded in risk and insurance services. These items are therefore included in both operating income and adjusted operating income.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Three and Nine Months Ended September 30

(Millions) (Unaudited)

Adjusted Income, net of tax

Adjusted income, net of tax is calculated as: (i) MMC’s GAAP income (loss) from continuing operations, adjusted (a) to reflect the after-tax impact of the operating income adjustments set forth in the preceding table and (b) to include the operating income, net of tax, of MMC’s former subsidiary, Putnam (included in discontinued operations through August 2, 2007); divided by (ii) MMC’s average number of shares outstanding—diluted for the period.

Adjusted income, net of tax does not include gains or losses from the sales of operations included in discontinued operations, but, as noted above, does include the operating income of Putnam in 2007.

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share – Three Months Ended

	Three Months Ended 2008		Diluted EPS	Three Months Ended 2007		Diluted EPS
Income from continuing operations		$18	$0.03		$80	$0.15
Add impact of operating income adjustments	$147			$29
Deduct impact of income tax expense	(54)			(9)
		93	0.18		20	0.04
Income from continuing operations, as adjusted		111	0.21		100	0.19
Add Putnam operating income, net of tax		-	-		13	0.02
Adjusted income, net of tax		$111	$0.21		$113	$0.21

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share – Nine Months Ended

	Nine Months Ended 2008		Diluted EPS	Nine Months Ended 2007		Diluted EPS
(Loss) income from continuing operations		$(142)	$(0.28)		$448	$0.81
Add impact of operating income adjustments	$799			$97
Deduct impact of income tax expense	(94)			(31)
		705	1.36		66	0.12
Income from continuing operations, as adjusted		563	1.08		514	0.93
Add Putnam operating income, net of tax		-	-		90	0.16
Adjusted income, net of tax		$563	$1.08		$604	$1.09

Marsh & McLennan Companies, Inc.

Consolidated Balance Sheets

(Millions) (Unaudited)

	September 30, 2008	December 31, 2007
ASSETS

Current assets:
Cash and cash equivalents	$ 1,461	$ 2,133
Net receivables	2,914	2,874
Other current assets	430	447

Total current assets	4,805	5,454

Goodwill and intangible assets	7,335	7,759
Fixed assets, net	1,037	992
Pension related asset	1,318	1,411
Other assets	1,531	1,743

TOTAL ASSETS	$ 16,026	$ 17,359

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$ 408	$ 260
Accounts payable and accrued liabilities	1,686	1,670
Regulatory settlements-current portion	-	177
Accrued compensation and employee benefits	1,116	1,290
Accrued income taxes	-	96
Dividends payable	104	-

Total current liabilities	3,314	3,493

Fiduciary liabilities	3,774	3,612
Less – cash and investments held in a fiduciary capacity	(3,774)	(3,612)
	-	-

Long-term debt	3,197	3,604
Pension, postretirement and postemployment benefits	788	709
Liabilities for errors and omissions	586	596
Other liabilities	1,225	1,135

Total stockholders’ equity	6,916	7,822

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 16,026	$ 17,359